UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 18, 2011
Date of Report (Date of earliest event reported)

SMART-TEK SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29895	98-0206542
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1100 Quail Street, Suite 100, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

949-851-9261
Registrant's telephone number, including area code

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01: COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 19, 2011 Smart-tek Solutions, Inc. announced that it had acquired Solvis Medical Group from AMERICAN MARINE, LLC dba AMS OUTSCOURCING, a Montana Limited Liability Corporation. The announcement should have read that Smart-tek Solutions, Inc. purchased the assets and brand name of Solvis Medical from AMERICAN MARINE, LLC dba AMS OUTSCOURCING, a Montana Limited Liability Corporation. As such the original agreement was cancelled and replaced by an Acquisition of Assets Agreement.

The purchase price was $535,000 consisting of $35,000 cash payment at closing plus a $500,000 promissory note that matures in one year and bears a 6% simple interest rate. The purchase price will be revalued at the one and two year time periods based on performance as follows:

       • Year 2012 – At December 31, 2012, the Acquired Net Assets will be revalued at four (4) times pretax earnings. A one year promissory note at 6% interest will be issued for the net change between the original value and the 2012 revalue.

       • Year 2013 – At December 31, 2013, the Acquired Net Assets will be revalued at four (4) times pretax earnings. A one year promissory note at 6% interest will be issued for the net change between the revalue as of December 31, 2012 and the revalue at December 31, 2013.

ITEM 9.01: EXHIBITS

       (d) Exhibits

10.13	Acquisition of Assets

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART-TEK SOLUTIONS INC.
Date: December 8, 2011
	By:	/s/ Brian Bonar
Brian Bonar
Chief Executive Officer